Exhibit 99.1

PhotoMedex Receives Positive Reimbursement Decision from Blue Shield of California for XTRAC Laser System

Company Plans to Expand Sales Staff

MONTGOMERYVILLE, Pa.--(BUSINESS WIRE)--PhotoMedex (Nasdaq: PHMD) today announced that Blue Shield of California has adopted a medical policy effective January 11, 2008 approving payment for medically necessary treatment of mild to moderate psoriasis using the PhotoMedex XTRAC® laser system. Blue Shield of California is one of the largest insurers in California, covering more than three million lives.

“This positive coverage decision from Blue Shield of California is a major milestone for the XTRAC,” said Jeff O’Donnell, CEO of PhotoMedex. “This latest decision, following on the heels of a very successful 2007, when similar coverage policies were issued by the Blue Cross Blue Shield Plans in Mississippi, North and South Carolina, Nebraska, Minnesota, Illinois, Texas, New Mexico, Oklahoma and Western New York, leave only a few plans which have not crossed over and which we believe will adopt favorable coverage policies similar to Blue Shield of California’s in 2008. This recent coverage decision, coupled with the increased demand we have been experiencing for XTRAC in areas where we received positive decisions last year, have resulted in the targeted expansion of our sales force by over 50% in 2008 with the anticipated corresponding expansion of the supporting clinical specialists and reimbursement specialists, as needed.”

Blue Cross of California’s policy states that XTRAC laser therapy for the treatment of localized plaque psoriasis is considered medically necessary when the following criteria are met:

  Psoriasis is limited to less than or equal to 20% of the patient's body surface area; and
  The patient has failed a previous two-month trial of conservative therapies including topical, oral and injectable medications.

Treatment of laser-sensitive lesions may require six to 10 office visits, and treatment of resistant lesions may require 20 to 30 office visits. The medical policy covering the XTRAC® can be found at www.blueshieldca.com.

“We note that because XTRAC is a medical procedure with third-party payment coverage, patient demand is not adversely impacted by the difficult economic environment to the same extent as are elective cosmetic laser procedures,” Mr. O’Donnell added.

About PhotoMedex:

PhotoMedex provides contract medical procedures to hospitals, surgi-centers and doctors' offices, offering a wide range of products and services across multiple specialty areas, including dermatology, urology, gynecology, orthopedics, and other surgical specialties. The Company is a leader in the development, manufacturing and marketing of medical laser products and services.

Some portions of this release, particularly those describing PhotoMedex' strategies contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1993, as amended and Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While PhotoMedex is working to achieve those goals, actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including difficulties in marketing its products and services, need for capital, competition from other companies and other factors, any of which could have an adverse effect on the business plans of PhotoMedex, its reputation in the industry or its results. In light of significant uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by PhotoMedex or its subsidiaries that the forward-looking statements will be achieved.

CONTACT:
Company Contact:
PhotoMedex, Inc.
Dennis McGrath, CFO, 215-619-3287
info@photomedex.com
or
Investor Contacts:
Lippert/Heilshorn & Associates, Inc.
Kim Sutton Golodetz, 212-838-3777
Kgolodetz@lhai.com
Bruce Voss, 310-691-7100
Bvoss@lhai.com